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                                                                  Exhibit 3(h)

                              AMENDMENT TO BYLAWS
                     AUTHORIZED BY THE BOARD OF DIRECTORS
                               DECEMBER 30, 1993


RESOLVED, that Article V of the By-Laws of the Corporation be, and hereby is, amended, which amendment shall become automatically effective upon the hiring and commencement of the employment of a new President and Chief Executive Officer, as contemplated hereby, as follows:

Section 6A of Article V shall be changed to Section 7, and the following language shall be deleted from said Section:

      "The vice-chairman of the board of directors shall be the chief executive officer of the corporation. He shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect, subject, however, to the right of the board of directors by resolution to delegate any specific powers to any other officer, director or agent of the corporation."

and said delete language shall be replaced with the following:

                        THE VICE-CHAIRMAN OF THE BOARD

            Section 7. The vice-chairman of the board of directors shall have such duties as may be conferred upon him by the board of directors. The vice chairman may, on behalf of the corporation, execute or give final approval for all contracts, deeds, notes, bonds, mortgages, certificates, instruments, commitments, budgets, plans and expenditures. He may vote all securities which the corporation is entitled to vote. In the absence or inability to act of the chairman of the board or the president, he shall have and exercise all of the powers and duties of the chairman of the board, and the president, respectively.

      The existing Section 7 and Section 8 shall be deleted in their entirety and replaced with the following:

                                 THE PRESIDENT

            Section 8. the president shall be the chief executive officer of the corporation. He shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect, subject, however, to the right of the board of directors to delegate any specific powers to any other officer, director or agent of the corporation. In the absence or inability to act of the vice-chairman of the board, he shall have and exercise all of the powers and duties of the chairman of the board and the vice-chairman of the board.